Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of AssetMark Financial Holdings, Inc. on Amendment No. 2 to Form S-1 of our report dated March 11, 2019, except as to note 15, which is as of July 8, 2019, on the 2017 consolidated financial statements of AssetMark Financial Holdings, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York

July 10, 2019